Exhibit 99.1

Press Release                                                                                     Source: Emergent Group Inc.

Emergent Group Inc. Board Declares Annual Dividend of 40 Cents Per Share, an Increase of 33% From Prior Year

CEO Cites Continuing Strong Cash Flow, Growth Strategies and Shareholder Value Leading to Cumulative $1.30 in Annual Dividends Declared Over Five Years

SUN VALLEY, Calif., Dec. 1, 2009 (GLOBE NEWSWIRE) -- Emergent Group Inc. (NYSE Amex Equities:LZR), a leading provider of mobile medical lasers and surgical equipment, today announced that the Board of Directors has declared an annual dividend of $0.40 per share, payable January 13, 2010 to shareholders of record December 23, 2009. Since 2005, the Board has declared cumulative cash dividends of $1.30 per share.

"Emergent Group continues to stand out on many fronts in the medical technology field, including its focus on shareholder value, as evidenced by today's announcement of a 33% increase in the annual dividend from the prior year," said Bruce J. Haber, Chairman and CEO. "We've continued to report record results -- including nine consecutive quarters of revenue growth and ongoing strong cash flow -- and have been aggressive in the pursuit of sound growth strategies. All of these elements, as well as a strong and seasoned management team, have encouraged us to reward stockholders and further enhance the value of Emergent shares."

The company has reported these and other financial achievements in recent years:

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A compound annual revenue growth rate of 22% between fiscal 2005 through fiscal 2008, with fiscal 2008 revenue at $22.8 million. Nine-month fiscal 2009 revenue of $23.1 million already exceeds full-year 2008 sales.

*	Gross profit that has more than doubled from fiscal 2005 ($4.5 million) through fiscal 2008 ($9.4 million), with $9.3 million already reported through the first nine months of fiscal 2009.

*	Income from operations that has nearly quadrupled from fiscal 2005 ($1.1 million) through fiscal 2008 ($4.2 million), with $4.8 million already reported through the first nine months of fiscal 2009.

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EBITDA (earnings before interest, taxes, depreciation and amortization) that has tripled from fiscal 2005 ($2.2 million) through fiscal 2008 ($6.6 million), with $6.1 million already reported through the first nine months of fiscal 2009.

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Net cash provided by operating activities that has more than tripled from fiscal 2005 ($1.8 million) through fiscal 2008 ($6.0 million), with $5.9 million already reported through the first nine months of fiscal 2009.

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Shareholder equity that has nearly quintupled from fiscal 2005 ($2.4 million) through the third quarter of fiscal 2009 ($11.2 million), during which period the company also returned to shareholders $5.3 million in cash dividends, excluding today's declaration.

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Share price growth over the past six years that has gone from $0.40 to the current $7 range and a market capitalization that has increased from approximately $1 million to the current $47 million range.

Haber said that Emergent Group can attribute its success to these key moves:

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Building an aggressive and experienced management and sales team focused on expanding per-procedure rentals of existing medical equipment and sales of accompanying consumable items in markets that now cover 16 states.

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Capitalizing on a number of important trends, including an aging population that will require a growing number of medical procedures for conditions, such as prostate enlargement (BPH), certain cancers (Cryosurgery), stable angina, and stones (Lithotripsy).

*	Alleviating financial concerns of hospitals by helping them to use rentals to conserve capital and upgrade to new, cost-effective medical technologies with the aid of company-trained technicians.

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Helping medical technology manufacturers to counter their long selling cycles by partnering with the company's strong sales force to identify new rental opportunities and, thus, open up additional revenue streams.

*	Identifying selective acquisition opportunities that expand Emergent Group's geographic reach and scope of services.

Haber also noted Emergent Group's ability to maximize its positive quarterly business results by managing cash prudently, reducing debt and increasing the company's cash balances. "Given our prospects for the future and a continuing focus on shareholder value, our company remains attractive to investors," he added.

About Emergent Group Inc.

Emergent Group Inc., through its wholly owned subsidiary, PRI Medical Technologies, Inc. ("PRI Medical"), provides mobile medical laser and surgical equipment in 16 states on a per-procedure basis to hospitals, outpatient surgery centers and physicians' offices. Surgical equipment is provided to customers along with technical support personnel to ensure that such equipment is operating correctly. PRI Medical currently offers its services in five states in the western United States and 11 states along the eastern seaboard. Emergent Group, Inc. is a member of the Russell Microcap(R) Index. For investor and product information, visit Emergent Group's website, www.emergentgroupinc.com.

Forward-Looking Statements

Statements in this news release may contain forward-looking statements within the meaning of Section 27A of the U.S. Securities Act of 1993 and Section 21E of the Securities Exchange Act of 1934. Such statements may involve various risks and uncertainties, some of which may be discussed in the Company's most recent report on Form 10-K and subsequently filed SEC reports. There is no assurance any forward-looking statements will prove accurate, as actual results and future events could differ materially from those presently anticipated.

CONTACT:	Emergent Group Inc. Bruce J. Haber (914) 235-5550, x. 12 bhaber@primedical.net